EXHIBIT 99.1


             NATIONAL COAL CORP. REPORTS FIRST QUARTER 2008 RESULTS

- SALE OF STRAIGHT CREEK PROPERTY FOR $11.0 MILLION IN CASH; THE COMPANY USED $10.0 MILLION OF THE PROCEEDS TO REPAY ITS 12%, $10 MILLION SENIOR SECURED TERM LOAN.

- AS A RESULT OF THIS TRANSACTION, AN ADDITIONAL $7.0 MILLION IN CASH WILL RETURN TO THE COMPANY, AND $3.6 MILLION OF RECLAMATION LIABILITIES AND $2.6 MILLION OF EQUIPMENT RELATED DEBT WAS ASSUMED BY BUYER.

- FIRST QUARTER REVENUES INCREASED 88% TO $35.7 MILLION FROM $19.0 MILLION DURING THE YEAR-AGO QUARTER.

- TONS OF COAL SOLD INCREASED 62% TO 596,732 TONS, UP FROM 368,332 TONS DURING THE YEAR-AGO QUARTER.

- AT MARCH 31, 2008, NATIONAL COAL HAD CASH AND CASH EQUIVALENTS OF APPROXIMATELY $10.0 MILLION, AND CASH FLOWS PROVIDED BY OPERATIONS OF APPROXIMATELY $2.7 MILLION.

- ON MAY 12, 2008, THE COMPANY COMPLETED THE SALE OF 2,332,000 SHARES OF COMMON STOCK AT A PRICE OF $4.65 PER SHARE IN A PRIVATE PLACEMENT FOR GROSS PROCEEDS OF $10,843,800. DANIEL ROLING, MICHAEL CASTLE, AND WILLIAM SNODGRASS, EXECUTIVE OFFICERS OF THE COMPANY, PURCHASED 55,000 SHARES IN THE OFFERING; PROCEEDS WILL BE USED TO ACCELERATE GROWTH PLANS.

KNOXVILLE, TENN. - (May 15, 2008) - National Coal Corp. (Nasdaq: NCOC), a Central and Southern Appalachian coal producer, reports that for the period ended March 31, 2008, it achieved total revenues of $35.7 million based primarily on the sale of 596,732 tons of coal. In the same prior-year period, National Coal generated revenues of $19.0 million primarily through the sale of 368,332 tons of coal.

On March 31, 2008, National Coal completed the sale of its Straight Creek assets located in Kentucky for $11.0 million in cash, and the buyer assumed $3.6 million in reclamation liabilities and $2.6 million in equipment related debt. Further, an additional $7.0 million in restricted cash will be returned to the Company. The sale included property, plant, equipment, and mine development with a net book value of approximately $16.1 million. National Coal used a portion of the proceeds from this transaction to repay the 12%, $10.0 million senior secured credit agreement entered into in October 2006, which otherwise would have matured in December 2008.

Daniel A. Roling, President and CEO of National Coal, said, "This transaction was a critical portion of our results for the first quarter 2008, which should not be overlooked. It is indicative of our desire to protect the interests of our shareholders as we leverage our best resources to meet demand in the strengthening market for coal. Following this transaction, we look forward to tapping into the improved market conditions by restarting a number of our idled facilities as well as open new facilities, which will significantly contribute to our future results. That said, as previously disclosed in our 2007 year-end release, the first quarter presented its own challenges."

For the three months ended March 31, 2008, National Coal reported a net loss of $10.7 million and a negative EBITDA of $0.8 million, versus a net loss of $6.0 million and a negative EBITDA of $0.6 million reported in the year-ago quarter.

Roling explained that the losses were attributable to a number of factors. "The closing on the Straight Creek transaction as well as a number of anticipated operational difficulties experienced during the first quarter influenced our results. We believe that the majority of the operational difficulties experienced during the first quarter have been resolved. In addition, we have engaged in several strategic initiatives designed to improve liquidity, focus on organic growth, and prove-up additional resources. The results of these efforts should, in some cases, become visible as soon as the second quarter of 2008."

As previously disclosed in our year-end release, first quarter 2008 operations have been impacted by a number of events including heavy rains in both Tennessee and Alabama, cessation of operations due to the ending of an agreement with a contract miner - which has since been resolved - and the breakdown of the Company's dragline in Alabama which may remain idle through the second quarter.

During the period ended March 31, 2008, management successfully negotiated a new contract for future sales and renegotiated an existing coal supply agreement resulting in an increased selling price per ton. The impact of the new and renegotiated sales contracts are expected to begin during the second quarter, but become fully effective during the second half of the year. Management is presently in discussions with other customers on other coal supply agreements and intends to pursue additional opportunities as they arise during the remainder of 2008.

Also in the three months ended March 31, 2008, the Company invested approximately $0.8 million in equipment and mine development. Total estimated capital expenditures for 2008 are $16.0 million for growth projects and $1.2 million to maintain existing assets.


OUTLOOK
The Company's operating plan for the remainder of 2008 includes cash receipts from sales committed under contracts or open purchase order arrangements with long time customers and the release of restricted cash from the sale of its Kentucky properties. Further, On May 12, 2008, the Company completed the sale of 2,332,000 shares of common stock at a price of $4.65 per share in a private placement for gross proceeds to the Company of $10,843,800. Daniel Roling, Michael Castle, and William Snodgrass, executive officers of the Company, purchased 55,000 shares in the offering. Management intends to use the net proceeds received from the sale to facilitate the acceleration of development of new mines as well as for the acquisition of additional equipment.

Given the current strong market for coal, National Coal plans to increase coal production through internal expansion. Accordingly, the Company intends to make approximately $16 million in capital expenditures during 2008 to expand operations, and an additional approximately $1.2 million to maintain existing assets. Daniel Rolling stated, "It is our intention to rapidly increase our production from the 1.4 million ton level achieved during 2007, to 2.4 million tons in 2008, and achieve a 3.0 million ton-per-year run-rate by year-end 2009. By year-end 2010, it is our intention to produce at a 5.0 million ton run rate."


ABOUT NATIONAL COAL CORP.
Headquartered in Knoxville, Tenn., National Coal Corp., through its wholly owned subsidiary, National Coal Corporation, is engaged in coal mining in East Tennessee, and through its wholly owned subsidiary, National Coal of Alabama, is engaged in coal mining in Alabama. Currently, National Coal employs about 350 people. National Coal sells steam coal to electric utilities and industrial companies in the Southeastern United States. For more information and to sign-up for instant news alerts visit www.nationalcoal.com.


INFORMATION ABOUT FORWARD LOOKING STATEMENTS
THIS RELEASE CONTAINS "FORWARD-LOOKING STATEMENTS" THAT INCLUDE INFORMATION RELATING TO FUTURE EVENTS AND FUTURE FINANCIAL AND OPERATING PERFORMANCE.
EXAMPLES OF FORWARD LOOKING-STATEMENTS INCLUDE ANTICIPATED BENEFITS OF CAPITAL IMPROVEMENTS AND NEW MINES AND AN ANTICIPATED STRENGTHENING COAL MARKET IN THE FUTURE. FORWARD-LOOKING STATEMENTS SHOULD NOT BE READ AS A GUARANTEE OF FUTURE PERFORMANCE OR RESULTS, AND WILL NOT NECESSARILY BE ACCURATE INDICATIONS OF THE TIMES AT, OR BY WHICH, THAT PERFORMANCE OR THOSE RESULTS WILL BE ACHIEVED. FORWARD-LOOKING STATEMENTS ARE BASED ON INFORMATION AVAILABLE AT THE TIME THEY ARE MADE AND/OR MANAGEMENT'S GOOD FAITH BELIEF AS OF THAT TIME WITH RESPECT TO FUTURE EVENTS, AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL PERFORMANCE OR RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN OR SUGGESTED BY THE FORWARD-LOOKING STATEMENTS. IMPORTANT FACTORS THAT COULD CAUSE THESE DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO: (I) THE WORLDWIDE DEMAND FOR COAL; (II) THE PRICE OF COAL; (III) THE PRICE OF ALTERNATIVE FUEL SOURCES; (IV) THE SUPPLY OF COAL AND OTHER COMPETITIVE FACTORS; (V) THE COSTS TO MINE AND TRANSPORT COAL; (VI) THE ABILITY TO OBTAIN NEW MINING PERMITS; (VII) THE COSTS OF RECLAMATION OF PREVIOUSLY MINED PROPERTIES; (VIII) THE RISKS OF EXPANDING COAL PRODUCTION; (IX) THE ABILITY TO BRING NEW MINING PROPERTIES ON-LINE ON SCHEDULE; (X) INDUSTRY COMPETITION; (XI) OUR ABILITY TO CONTINUE TO EXECUTE OUR

GROWTH STRATEGIES; AND (XII) GENERAL ECONOMIC CONDITIONS. THESE AND OTHER RISKS ARE MORE FULLY DESCRIBED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION INCLUDING THE COMPANY'S MOST RECENTLY FILED ANNUAL REPORT ON FORM 10-K AND QUARTERLY REPORTS ON FORM 10-Q, WHICH SHOULD BE READ IN CONJUNCTION HEREWITH FOR A FURTHER DISCUSSION OF IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS. FORWARD-LOOKING STATEMENTS SPEAK ONLY AS OF THE DATE THEY ARE MADE. YOU SHOULD NOT PUT UNDUE RELIANCE ON ANY FORWARD-LOOKING STATEMENTS. WE ASSUME NO OBLIGATION TO UPDATE FORWARD-LOOKING STATEMENTS TO REFLECT ACTUAL RESULTS, CHANGES IN ASSUMPTIONS OR CHANGES IN OTHER FACTORS AFFECTING FORWARD-LOOKING INFORMATION, EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE SECURITIES LAWS. IF WE DO UPDATE ONE OR MORE FORWARD-LOOKING STATEMENTS, NO INFERENCE SHOULD BE DRAWN THAT WE WILL MAKE ADDITIONAL UPDATES WITH RESPECT TO THOSE OR OTHER FORWARD-LOOKING STATEMENTS.




                               NATIONAL COAL CORP.
                              CALCULATION OF EBITDA
                                   (UNAUDITED)


EBITDA is defined as net loss plus (i) other (income) expense, net, (ii) interest expense, (iii) depreciation, depletion, accretion and amortization minus (iv) interest income and income from joint ventures. We present EBITDA to enhance understanding of our operating performance. We use EBITDA as a criterion for evaluating our performance relative to that of our peers, including measuring our cost effectiveness and return on capital, assessing our allocations of resources and production efficiencies and making compensation decisions. We believe that EBITDA is an operating performance measure that provides investors and analysts with a measure of our operating performance and permits them to evaluate our cost effectiveness and production efficiencies relative to competitors. In addition, our management uses EBITDA to monitor and evaluate our business operations. However, EBITDA is not a measurement of financial performance under accounting principles generally accepted in the United States of America ("GAAP") and may not be comparable to other similarly titled measures of other companies. EBITDA should not be considered as an alternative to cash flows from operating activities, determined in accordance with GAAP, as indicators of cash flows. The following reconciles our net loss to
EBITDA:


EBITDA RECONCILIATION:                             THREE MONTHS ENDED MARCH 31,
                                                  -----------------------------
                                                      2008             2007
                                                  ------------     ------------

Net loss .....................................    $(10,738,699)    $ (5,961,518)
Other (income) expense, net ..................         682,976         (110,654)
Income from joint venture ....................        (202,016)            --
Interest income ..............................        (228,910)        (298,637)
Interest expense .............................       4,888,790        2,104,348
Depreciation, depletion, amortization and
   accretion .................................       4,812,256        3,628,596
                                                  ------------     ------------
    EBITDA ...................................    $   (785,603)    $   (637,865)
                                                  ============     ============


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


                              NATIONAL COAL CORP.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)

                                                                            MARCH 31,       DECEMBER 31,
                                                                              2008            2007(1)
                                                                          -------------    -------------
ASSETS
Current assets
   Cash and cash equivalents ..........................................   $   9,967,265    $   9,854,351
   Accounts receivable ................................................       6,886,099        8,787,046
   Receivable from sale of Straight Creek properties ..................       5,050,000             --
   Inventory ..........................................................       2,111,515        2,946,101
   Prepaid and other current assets ...................................       2,420,059        1,951,827
                                                                          -------------    -------------
        Total current assets ..........................................      26,434,938       23,539,325

   Property, plant, equipment and mine development, net ...............      89,089,080      108,880,599
   Deferred financing costs ...........................................       5,650,862        6,669,703
   Restricted cash ....................................................      29,419,504       29,115,383
   Other non-current assets ...........................................       1,104,038        1,049,991
                                                                          -------------    -------------
        Total Assets ..................................................   $ 151,698,422    $ 169,255,001
                                                                          =============    =============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
   Current maturities of long-term debt ...............................   $   7,900,453    $  15,453,230
   Current installments of obligations under capital leases ...........         127,219          157,062
   Current portion of asset retirement obligations ....................         582,887        1,310,344
   Accounts payable and accrued expenses ..............................      18,000,432       12,759,593
                                                                          -------------    -------------
        Total current liabilities .....................................      26,610,991       29,680,229

   Long-term debt, less current maturities, net of discount ...........     110,545,974      114,350,348
   Obligations under capital leases, less current installments ........          82,750           74,688
   Asset retirement obligations, less current portion .................       6,606,530        8,954,343
   Deferred revenue ...................................................       1,491,268        1,553,806
   Other non-current liabilities ......................................       4,697,871        5,126,231
                                                                          -------------    -------------
        Total Liabilities .............................................     150,035,384      159,739,645
                                                                          -------------    -------------

Commitments and contingencies

Stockholders' equity
   Series A convertible preferred  stock, $.0001 par value; 8% coupon;
     1,611 shares authorized; 133.33 and 356.44 shares issued and
     outstanding at March 31, 2008 and December 31, 2007, respectively.            --               --
   Common  stock, $.0001 per value; 80 million shares authorized;
     28,819,931 and 27,698,792 shares issued and outstanding at March
     31, 2008 and December 31, 2007, respectively .....................           2,882            2,770
   Additional paid-in capital .........................................      86,195,972       83,309,703
   Accumulated deficit ................................................     (84,535,816)     (73,797,117)
                                                                          -------------    -------------
        Total stockholders' equity ....................................       1,663,038        9,515,356
                                                                          -------------    -------------
        Total liabilities and stockholders' equity ....................   $ 151,698,422    $ 169,255,001
                                                                          =============    =============

---------------
(1) Derived from audited financials.


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


                              NATIONAL COAL CORP.
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (Unaudited)

                                                                THREE MONTHS
                                                               ENDED MARCH 31,
                                                        ----------------------------
                                                            2008            2007
                                                        ------------    ------------
Revenues
  Coal sales ........................................   $ 35,483,441    $ 18,813,897
  Other revenues ....................................        185,306         221,048
                                                        ------------    ------------
     Total revenues .................................     35,668,747      19,034,945
                                                        ------------    ------------

Expenses
  Cost of sales .....................................     34,749,529      17,593,913
  Depreciation, depletion, amortization and accretion      4,812,256       3,628,596
  General and administrative ........................      1,824,622       2,078,897
                                                        ------------    ------------
     Total operating expenses .......................     41,386,407      23,301,406
                                                        ------------    ------------

Operating loss ......................................     (5,717,660)     (4,266,461)
                                                        ------------    ------------

Other income (expense)
  Interest expense ..................................     (4,888,790)     (2,104,348)
  Interest income ...................................        228,910         298,637
  Income from joint venture .........................        202,016            --
  Other income (expense), net .......................       (682,976)        110,654
                                                        ------------    ------------
     Total other income (expense) ...................     (5,140,840)     (1,695,057)
                                                        ------------    ------------

Loss before income taxes ............................    (10,858,500)     (5,961,518)

Income tax benefit ..................................        119,801            --
                                                        ------------    ------------

Net loss ............................................    (10,738,699)     (5,961,518)

Preferred stock dividend ............................        (39,889)       (207,875)
                                                        ------------    ------------

Net loss attributable to common shareholders ........   $(10,778,588)   $ (6,169,393)
                                                        ============    ============

Basic net loss per common share .....................   $      (0.38)   $      (0.35)
                                                        ============    ============

Diluted net loss per common share ...................   $      (0.38)   $      (0.35)
                                                        ============    ============

Weighted average common shares ......................     28,383,513      17,509,633
                                                        ============    ============


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


                               NATIONAL COAL CORP.
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (Unaudited)

                                                                               THREE MONTHS
                                                                              ENDED MARCH 31,
                                                                       ----------------------------
                                                                           2008            2007
                                                                       ------------    ------------
Cash Flows from Operating Activities
  Net loss .........................................................   $(10,738,699)   $ (5,961,518)
  Adjustments to reconcile net loss to net cash (used in)
     provided by operating activities:
     Depreciation, depletion, amortization and accretion ...........      4,812,256       3,628,596
     Deferred income tax benefit ...................................       (119,801)           --
     Amortization of deferred financing costs ......................        366,815         172,211
     Amortization of debt discount .................................        805,626         161,331
     Gain on disposal of assets ....................................           --          (164,457)
     Loss on sale of Straight Creek properties .....................        381,247            --
     Loss on extinguishment of debt ................................        454,811          50,720
     Income from joint venture .....................................       (202,016)           --
     Settlement of asset retirement obligations ....................        (93,461)       (191,514)
     Non-cash compensation:
       Stock option expense ........................................        241,076         234,875
       Related party option expense ................................           --           434,493
     Changes in operating assets and liabilities:
       Accounts receivable .........................................      1,718,281         457,317
       Inventory ...................................................        415,649      (2,285,648)
       Prepaid and other current assets ............................       (519,952)        170,108
       Other non-current assets ....................................         88,083          27,903
       Accounts payable and accrued expenses .......................      5,232,266      (2,079,607)
       Deferred revenue ............................................        (62,538)       (128,611)
       Other non-current liabilities ...............................        (56,321)         66,117
                                                                       ------------    ------------
         Net cash flows provided by (used in) operating activities..      2,723,322      (5,407,684)
                                                                       ------------    ------------

Cash Flows from Investing Activities
  Capital expenditures .............................................       (675,781)     (1,358,241)
  Proceeds from sale of equipment ..................................      5,661,399       1,040,932
  Increase in restricted cash ......................................       (362,686)       (200,864)
  Increase in prepaid royalties ....................................       (389,294)       (290,134)
                                                                       ------------    ------------
     Net cash flows provided by (used in) investing activities .....      4,233,638        (808,307)
                                                                       ------------    ------------

Cash Flows from Financing Activities
  Proceeds from issuance of common and preferred stock .............           --        13,950,000
  Proceeds from issuance of notes payable ..........................           --           441,077
  Proceeds from borrowings on Term Loan Credit Facility ............           --         2,000,000
  Repayments on notes payable ......................................     (1,806,053)     (1,664,548)
  Repayments of capital leases .....................................        (21,781)       (604,747)
  Repayments on Term Loan Credit Facility ..........................     (5,000,000)           --
  Payments for deferred financing costs ............................        (16,212)        (25,346)
  Dividends paid ...................................................           --          (371,317)
                                                                       ------------    ------------
     Net cash flows (used in) provided by financing activities .....     (6,844,046)     13,725,119
                                                                       ------------    ------------

NET INCREASE IN CASH ...............................................        112,914       7,509,128
Cash and cash equivalents at beginning of period ...................      9,854,351       2,180,885
                                                                       ------------    ------------
Cash and cash equivalents at end of period .........................   $  9,967,265    $  9,690,013
                                                                       ============    ============

                               NATIONAL COAL CORP.
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                                   (UNAUDITED)


Supplemental disclosures
  Interest paid in cash ............................................   $  1,139,183    $    313,929
  Non-cash investing and financing transactions:
     Series A preferred stock converted to common stock ............      3,346,650       1,200,000
     Preferred stock dividends converted to common stock ...........        131,712            --
     10.5% Senior Secured Notes exchanged for common stock .........      2,719,596            --
     Equipment acquired via installment purchase obligations and
       notes payable ...............................................         73,832         250,338
     Equipment acquired via capital leases .........................           --           248,900
     Asset retirement obligations incurred .........................        158,300            --
     Sale of Straight Creek properties .............................      5,050,000            --


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